Exhibit 99.1

CXApp Inc.

CXApp Inc. (Nasdaq: CXAI) Reports Record Business Performance for 2024 and Momentum of Agentic AI based CXAI Platform

Transformation to an AI-centric Subscription Application Business

Successful deployment of New Products CXAI Kiosk and CXAI VU

PALO ALTO, CA / ACCESSnewswire / April 3, 2025 / CXApp Inc. (Nasdaq: CXAI), the global technology leader in employee workplace experiences announced its Q4 2024 and Annual 2024 financial results and update on its state-of-the-art technology platform CXAI (“Sky”).

Chairman and CEO Khurram Sheikh commented, “Agentic AI is transformational to employee experiences and 2024 has been a transformational year for the Company on both the business and product side. The CXAI platform anchored on customer experience (CX) and artificial intelligence (AI) is the most advanced technology solution solving the biggest problems in our industry post the pandemic – the Return to Office (RTO) and Employee Engagement. Our team has completed the product transformation to a single code base and streamlined our cost structure resulting in a profitable CXAI 1.0 application business and now we are investing in Agentic AI for the massive opportunity to reshape the whole market for employee experiences”.

The annual financial metrics for the Company in 2024 demonstrated significant progress for the year driven by a major transformation of the business metrics towards a true subscription platform business:

●	ARR (Annual Recurring Revenue) Growth: Double Digit Growth in recurring revenue from 2023

●	Subscription to One time Revenue split: 87% in 2024 from 78% in 2023 - leading to more recurring revenue

●	Net Revenue Retention (NRR): 101% from 73%- higher recurring revenue retention

●	Gross Margin (GM): 82% from 78%- more profitable revenue

●	Opex and EBITDA: 20% Reduction in Expenses and 30% increase in EBITDA

“Overall, the company has seen a major improvement in financial metrics year-over-year. Our strong performance demonstrates the effectiveness of our shift toward a subscription-based model and our focus on creating value through scalable, recurring revenue,” said Joy Mbanugo, Chief Financial Officer of CXApp “With 87% of revenue now derived from subscriptions this year and an NRR>100% with healthy gross margins, we’re positioning CXApp for consistent, sustainable growth that aligns with the evolving needs of our clients. Moreover, we are coming into 2025 with a strong balance sheet with access to capital that provides us financial stability as well as capability to fund our growth initiatives”.

The Company made amazing progress on customer adoption and employee engagement with large enterprise clients in 2024, some key highlights:

●	We successfully enabled a single code-base solution to all existing customers, now called CXAI 1.0 – this resulted in acceleration of feature upgrades as well as massive optimization of cost structures

●	One of our largest customers increased their ARR by >100% YoY and have significant plans to scale up their offering to all campuses globally

●	We completed the first deployment of the brand new CXAI 2.0 platform at a leading financial services customer last quarter. This includes the trifecta CXAI platform offering of CXAI App, CXAI BTS (rule engine and content management system) and CXAI VU (analytics engine)

●	We completed the deployment of our brand new product CXAI Kiosk at the headquarters of a technology leader in Silicon Valley that is critical to their RTO

●	We are deploying an AI-based localization capability in partnership with Google Cloud to a major client in the entertainment industry that will be rolled out for all major customers in 2025

●	Our partnership with Google Cloud is at the strategic partner level that is allowing us early access to AI models and tools that are powering our rapid development and deployment of new products like CXAI VU delivered in 2024 as well as our aggressive roadmap of Agentic AI offerings in 2025

Khurram Sheikh, Founder, Chairman and CEO of CXApp, Inc. expressed confidence on the Company’s performance, “We are excited to have achieved significant milestones in product delivery to meet our customers’ expectations that has resulted in continued growth over the past year leading to our best financials to date. The amazing innovations from our team with our analytics platform CXAI VU and the unique CXAI Kiosk position us well for 2025 to exceed our customer’s expectations to provide the best employee experience solution in the market.”

Khurram Sheikh concluded, “RTO is a multi-billion problem and with our CXAI platform we are leading the industry with a disruptive offering. We’re leveraging cutting-edge AI technology to enhance productivity, engagement, and efficiency in the enterprise. Our new generative AI capabilities allow us to automate complex workflows and offer our customers intelligent solutions that drive measurable outcomes solving real world problems. Some of the largest brands in the world in the Fortune 500 are our clients and we are working with as partners to solve their problems and their commitment to renew and expand with us establishes us as the leader in this emerging market.

“We believe 2025 will be a banner year for the Company as we see significant expansion demand from existing customers for scaling our products in their footprint as well as new enterprise clients in our target markets. With our Silicon Valley based technology team and Global customer success teams delivering amazing products and experiences today, we are well-prepared to deliver on our commitments to shareholders, clients, and the broader market as the era of Agentic AI for employee experiences is realized.”

We invite stakeholders, potential clients, and the media to join us on this exciting journey into the future of work. We are planning our annual Investor Day in May 2025 where we provide further details on our new product offerings as well as customer case studies on how CXAI is shaping our clients employee experiences and will keep investors updated on the final date and location. Sign up for our email list to stay updated on CXAI announcements and discover how our partnerships are setting new standards for employee experience innovation. For more information on how to engage with CXAI, including upcoming events, webinars, or demonstrations, please visit our website www.cxapp.com

The release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law.

About CXApp Inc.

CXApp Inc., is the global technology leader in employee workplace experiences. The Company is headquartered in the SF Bay Area and operates the CXAI SaaS platform that is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the workplace for enhanced experiences across people, places and things.

CXApp’s customers include major Fortune 1000 Global Companies in the technology, financial services, consumer, healthcare, and media entertainment verticals.

www.cxapp.com

CXApp Inc.: marketing@cxapp.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

SOURCE: CXApp Inc.

Topic: Earnings

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